Exhibit 10.20

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of November 9, 2016 (the “Agreement”), between International Seaways, Inc., a Marshall Islands Corporation (the “Company”), and Jeffrey D. Pribor (the “Executive”).

WHEREAS, the Company and the Executive mutually desire that the Executive serve as Chief Financial Officer (“CFO”) of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                  Position and Duties

(a)                The Company hereby agrees to employ the Executive as CFO, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the Term, as defined in Section 2 hereof, commencing from November 1, 2016 or such later date as mutually agreed by the parties but no later than November 30, 2016 (the "Effective Date"). The Executive shall have such duties and responsibilities as may be assigned by the Company from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all lawful instructions and directions of the Chief Executive Officer of the Company (“CEO”) and Board of Directors of the Company (the “Board”) and all policies and rules of the Company applicable to executive officers. The Executive shall report to the CEO.

(b)               During the Term, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall diligently endeavor to promote the business and best interests of the Company. Notwithstanding the foregoing, to the extent that it does not interfere with the performance of Executive’s duties hereunder, Executive may (i) with the prior consent of the Board, serve on the boards of directors or equivalent bodies of trade associations, corporate entities and/or charitable organizations; (ii) engage in charitable activities and community affairs; and (iii) manage his personal, financial and legal affairs.

2.                  Term

The Executive shall serve as CFO commencing on the Effective Date and shall continue until terminated (such period, the “Term”) upon his “Separation from Service” with the Company in connection with any of the events described in Section 4 hereof.

3.                 Compensation

(a)                Base Salary

As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, the Company shall pay the Executive a base salary at the rate of $450,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practice as in effect from time to time and subject to annual review and possible increase, but not decrease, as determined by the Board in its discretion.

(b)               Annual Bonus

In addition to the Base Salary, with respect to each fiscal year of the Company during the Term the Executive shall be eligible to earn an annual bonus (the "Annual Bonus"), with a target Annual Bonus (the "Target Bonus") of 100% of Base Salary. Actual Annual Bonus for any fiscal year may be up to a maximum of 150% of Target Bonus and will be based on the achievement of annual individual and Company performance objectives established by the Board pursuant to the Company's annual incentive plan and subject to increase or decrease based on performance factors as set forth therein, subject to the Executive's employment with the Company through the applicable payment date for any such Annual Bonus, other than in the case of the Executive’s Separation from Service (as defined below) due to a termination by the Company without Cause or by the Executive for Good Reason or due to death or Disability on a date following the end of the fiscal year but prior to the date upon which the Annual Bonus for such year has been paid, in which case the Executive (or his estate) shall be paid the Annual Bonus for such year on the date that annual bonuses for such year are paid to executives who remain employed. For fiscal year 2016, in lieu of any Annual Bonus as set forth above, the Executive will receive a pro-rata portion of the Target Bonus equal to $75,000 and additionally, in lieu of any equity grant, the Executive will receive an amount in cash equal to $75,000, for a total payment of $150,000 (the "2016 Payments"). For fiscal year 2017, the Annual Bonus period will begin as of January 1, 2017. Notwithstanding anything to the contrary herein, the Annual Bonus (including the 2016 Payments) shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the Annual Bonus relates. No Annual Bonus to Executive shall be deferred under any Company deferred compensation plan or otherwise unless otherwise agreed in advance in writing by the Executive.

(c)                Annual Equity Grants

During the Term, and following the Company becoming publicly traded on a nationally recognized exchange, the Executive may periodically be recommended to receive equity grants in the form of nonstatutory stock options, restricted stock, restricted stock units, or performance stock units, subject to the Board's approval and further subject to NYSE or other rules and regulations related to the timing of grants. Any such grants will be subject to terms and conditions approved by the Board upon the recommendation of the Compensation Committee. The specific terms and conditions governing all aspects of any such grants shall be set forth in the Company equity incentive plan (the "Plan") and in the grant agreement evidencing such grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the awards will be adjusted in a manner consistent with adjustments made generally to similar awards under the Plan held by senior executives of the Company. As soon as practicable following the date on which the Company becomes publicly traded on a nationally recognized exchange but no more than thirty (30) days after the end of the volume-weighted average price calculation period, the Executive shall receive an initial grant which will have a value of $1,500,000 (the “Initial Grant”) and grants thereafter are expected to have a value of 100% of Base Salary (the “Annual Grants”), in each case as determined by the Company in accordance with the Plan. To the extent possible and subject to applicable law and the terms of the Plan, the Initial Grant shall be valued on the basis of the volume-weighted average price of the Company’s common stock over the 30 trading-day period preceding the date of grant, with subsequent grants valued pursuant to the provisions of such grant and the Company’s standard practices. The vesting period for the Initial Grant shall be deemed to have commenced on the earlier of the date of actual grant and December 31, 2016. One-third of the Initial Grant and each Annual Grant is expected to be in the form of stock options, one-third in time-based restricted stock units and one-third in performance-based restricted stock units; provided, that the Initial Grant shall have performance based vesting with respect to no more than one-third of the Initial Grant. Vesting of the Initial Grant (and it is anticipated for the Annual Grants) will be over a three-year period, in equal one-third portions, as outlined in the individual equity agreements; provided that, in the case of future performance-based restricted stock units, grants are expected to vest at the end of a three year period unless otherwise specified in the related individual equity agreements. In the event that the Company does not become publicly traded on or before June 30, 2017, the Company shall procure that the Executive instead receives the Initial Grant on or before July 7, 2017 on terms consistent with the above in Overseas Shipholding Group, Inc., provided that the vesting period for the awards in such Initial Grant shall be deemed to have started on December 31, 2016.

(d)               Reimbursement of Expenses

During the Term, the Company shall reimburse the Executive for all business expenses incurred by the Executive in performing his duties and responsibilities under this Agreement (“Business Expenses”), in accordance and to the extent consistent with the Company’s policies for reimbursement of business expenses incurred by other Company senior executive officers.

(e)                Other Benefits

During the Term, for so long as the Executive meets the eligibility requirements of the applicable plan, policy or program: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs of the Company which are made available generally to other executive officers of the Company and (ii) except as specifically provided herein, the Executive shall be entitled to participate in, and shall receive all benefits under, all health, welfare and benefit plans, policies and programs (including the Company’s health insurance and disability plans, vacation and relocation allowances) provided by the Company which are made available to other similarly situated executive officers of the Company (for the avoidance of doubt, such plans, policies or programs shall not include any plan, policy or program which provides benefits in the nature of severance or continuation pay). Upon the Company becoming publicly traded for the first time following the Effective Date, the Company plans, policies or programs (including any indemnification arrangements, annual bonus plan, equity incentive plan and grant agreements) in which the Executive is entitled to participate shall have substantially the same terms and conditions as the corresponding plans for Overseas Shipholding Group, Inc. (“OSG”) as of immediately prior to such date.

(f)                Attorney’s Fees

The Company shall promptly reimburse the Executive for all reasonable and customary attorney’s fees incurred in connection with the negotiation and execution of this Agreement.

4.                  Separation from Service

(a)                Death

The Executive shall separate from service with the Company, and the Term shall terminate, upon the Executive’s death.

(b)               Disability

The Executive shall separate from service with the Company, if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred-eighty (180) days within a one-year period (“Disability”). The termination of the Executive’s employment for Disability shall not be considered a termination without Cause for purposes of this Agreement.

(c)                Cause

The Company may terminate the Executive’s employment for Cause, and upon such termination the Executive shall separate from service with the Company. For purposes of this Agreement, the term “Cause” shall mean, when used in connection with the Executive’s Separation from Service with the Company: (i) the Executive’s failure to attempt in good faith to perform his lawful duties (other than as a result of Disability); (ii) the Executive’s willful misconduct or gross negligence of a material nature in connection with the performance of his duties as an employee, which is or could reasonably be expected to be materially injurious to the Company, or any of its affiliates (whether financially, reputationally or otherwise) (“Injurious”); (iii) a breach by the Executive of the Executive’s fiduciary duty or duty of loyalty to the Company or its affiliates which is or could reasonably be expected to be Injurious; (iv) the Executive’s intentional and unauthorized removal, use or disclosure of the Company’s or any affiliate’s document (in any medium or form) relating to the Company or an affiliate, or the customers of the Company or an affiliate thereof and which is not pursuant to his lawful duties or to his rights under this Agreement and may be Injurious to the Company, its customers or their respective affiliates; (v) the willful performance by the Executive of any act or acts of dishonesty in connection with or relating to the Company’s or its affiliates’ business which is or could reasonably be expected to be Injurious, or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (vi) the indictment of the Executive for, or a plea of guilty or nolo contendere by the Executive to, any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates that is material to either (A) the employment relationship between Company or any of its affiliates and the Executive or (B) the relationship between the Company and the Executive as investor or prospective investor in the Company; or (viii) a material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation; provided that, with respect to the events in clauses (i), (ii), (iv) or (vii) herein, the Company shall have delivered written notice to the Executive of its intention to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Executive’s employment for Cause and the Executive shall not have cured such circumstances, to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith, within thirty (30) days following the Company’s delivery of such notice.

(d)               Without Cause or Voluntarily (Other Than for Good Reason)

The Company may terminate the Executive’s employment without Cause, and the Executive may voluntarily terminate his employment, other than for Good Reason, provided that the Executive provides the Company, or the Company provides the Executive, with notice of the intent to terminate his employment at least sixty (60) days in advance of the Date of Separation from Service (as defined below). Upon such termination, in each case, the Executive shall separate from service with the Company.

(e)                Good Reason

The Executive may terminate his employment and separate from service with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Executive’s Separation from Service with the Company, unless the Executive shall have consented in writing thereto, (i) a diminution in the Executive’s Base Salary and/or Target Bonus percentage, or (ii) a material reduction in his duties and responsibilities, or (iii) a relocation of the New York Office to more than 50 miles from the current location or the Executive’s current residence, or a reassignment of Executive’s place of work from the New York Office to another office located more than 50 miles from the current location or the Executive’s current residence, or (iv) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement or any equity or incentive agreement entered into between the Executive and the Company or OSG; or (v) a change to the title of Chief Financial Officer; provided, in each case, that within thirty (30) days following the initial occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice (to the extent such circumstances are reasonably susceptible to cure).

5.                  Procedure for Separation from Service

(a)                Notice of Separation from Service. Any separation of the Executive from service with the Company (other than a separation from service on account of the death of Executive) shall be communicated by written “Notice of Separation from Service” to the other party hereto in accordance with Section 13(a) hereof.

(b)               Date of Separation from Service. The Date of Separation from Service shall mean: (i) if the Separation from Service occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Separation from Service occurs pursuant to Section 4(b), the date on which the Executive receives a Notice of Separation from Service from the Company; (iii) if the Separation from Service occurs due to the Executive’s voluntary termination without Good Reason or the Company's termination without Cause, the date specified in the notice given pursuant to Section 4(d) hereof; (iv) if the Separation from Service occurs due to the Executive’s termination with Good Reason, the date of his termination in accordance with Section 4(e) hereof; (v) if the Separation from Service occurs due to the Company’s termination for Cause, the date of the termination in accordance with Section 4(c) hereof; and (vi) if the Separation from Service occurs for any other reason, the date on which a Notice of Separation from Service is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Separation from Service.

6.                  Severance Benefits

(a)                Without Cause or for Good Reason

In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive the amounts or benefits described in paragraphs (A), (B), (C) and (D) below at the times specified below (paragraphs (B), (C), (D) and any COBRA reimbursement, the “Severance Benefits”), and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive (provided that the Company shall reimburse the Executive for the employer portion of any COBRA premiums to the same extent covered for executives who remain employed at the Company until the earlier of 18 months following the Date of Separation and the date on which Executive is eligible to receive comparable benefits from a subsequent employer), the Company shall have no additional obligations under this Agreement.

(A)             Accrued Payments. Within thirty (30) days following the Date of Separation from Service, in addition to payment of the Annual Bonus pursuant to Section 3(b), (w) any Base Salary earned by the Executive but not paid through the Date of Separation from Service; (x) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; (y) any Business Expenses not reimbursed as of the Date of Separation from Service and (z) any equity grants that have vested as of the Date of Separation but that have not yet been settled (the amounts described in (w) through (z), together, the “Accrued Payments”); subject, in the case of (z), to any delay in settlement that may be required under the applicable award agreement, tax or other laws.

(B)              Salary Continuation. Salary continuation payments paid in accordance with the Company’s standard payroll practices at the same rate as the Executive’s then-current annual Base Salary plus Target Bonus for a period of 12 months measured from the day of the Executive’s Date of Separation from Service (such period, the “Severance Period” and such payments, the “Salary Continuation Payments”), provided that the initial Salary Continuation Payment shall be made on the first payroll date following the expiration of the Release Period (as defined in Section 13(n) below) and shall include the Salary Continuation Payments that would have been otherwise due prior thereto. Notwithstanding the foregoing, in the event of a Notice of Separation from Service due to a termination by the Company without Cause or by the Executive for Good Reason being served within the twelve (12) months following a Change of Control (as defined below) the Severance Period shall be 18 months instead of 12.

(C)              2016 Payments; Pro-Rata Bonus. The 2016 Payments, to the extent not already paid, shall be paid within thirty (30) days following a Separation from Service due to a termination by the Company without Cause or by the Executive for Good Reason or due to death or Disability. In addition, a one-time amount equal to the product of (i) an amount equal to the Annual Bonus that such executive would have received based on the achievement of annual business unit and Company performance objectives established by the Board pursuant to the Company's annual incentive plan and subject to increase or decrease based on such performance factors as set forth therein (it being understood that individual performance shall be deemed to have been satisfied at target), and (ii) a fraction, the numerator of which is the number of full weeks the Executive was employed with the Company in the year in which the Separation from Service occurs and the denominator of which is fifty-two (such lump sum, the “Pro-Rata Bonus Payment”), solely to the extent any Company bonus plan does not (by its terms) provide for the payment of a pro rata bonus upon a termination without cause so as to avoid a duplication of benefits; provided that the Pro-Rata Bonus Payment shall be paid on the date that annual bonuses for such year are paid to executives who remain employed. For the avoidance of doubt, if no bonus payment is made to other executive officers of the Company in respect of the year in which the Separation of Service occurs due to business unit and Company performance objectives not being met, then no amount shall be payable pursuant to this clause (C).

(D)          Vesting of Equity Awards. Notwithstanding anything to the contrary in any relevant equity grant agreement, equity plan or other documents:

(1) The Initial Grant (whether in the form of Option Shares, RSUs and/or performance based RSUs), to the extent outstanding and not otherwise vested, shall be vested in full as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, or by reason of death or Disability. The performance based portion of the Initial Grant shall vest at target levels.

(2) All other (i) Option Shares, (ii) RSUs and (iii) other equity-based grants or cash in lieu of grants, in the case of (ii) and (iii) that vest solely based upon the continued provision of services and without regard to any performance criteria, in any case granted to the Executive and outstanding and to the extent not otherwise vested, that would have vested on the next regularly scheduled vesting date following the date on which the Separation from Service occurs shall be vested as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, or by reason of death or Disability.

(3) A portion of all RSUs and other equity-based grants or cash in lieu of grants, in all cases that vest based upon the satisfaction of performance criteria, granted to the Executive and outstanding and to the extent not otherwise vested, shall remain outstanding and eligible to vest, to the extent the applicable performance goals are achieved and the performance-based equity would otherwise vest at the vesting date thereof, with such portion equal to the product of (i) the full amount of such awards that would have vested pursuant to the terms of such grants, and (ii) a fraction, the numerator of which is the number of full weeks the Executive was employed with the Company from the date of grant to the date on which the Separation from Service occurs, and the denominator of which is the number of weeks from the date of grant to the date on which vesting would have occurred under the terms of such grant when granted.

(4) Notwithstanding the two foregoing sentences, in the event of a Separation from Service following a Notice of Separation of Service being served within the twelve (12) month period following a Change of Control in relation to a termination of the Executive’s employment without Cause or by the Executive for Good Reason, all Option Shares, RSUs and other equity-based grants or cash in lieu of grants, in any case granted to the Executive and outstanding and to the extent not otherwise vested, shall be vested as of the Date of such Separation from Service (performance-based grants shall vest at target levels).

Any vesting of equity awards pursuant to this clause (D) is referred to in this Agreement as the “Accelerated Vesting”.

(b)               Cause or Voluntarily (other than for Good Reason).

In the event of the Executive’s Separation from Service with the Company due to a termination of the Executive’s employment by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Payments within thirty (30) days following the Date of Separation from Service. Except as provided in this Section 6(b), and except for any vested benefits under any tax qualified pension or equity incentive compensation plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(c)                Disability or Death.

In the event of the Executive’s Separation from Service with the Company as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Separation from Service, the Accrued Payments, plus any Annual Bonus pursuant to Section 3(b) (including the 2016 Payments to the extent not paid), plus the Pro-Rata Bonus Payment calculated in accordance with Section 6(a)(C) above through the date of such death or Disability, and Executive shall also receive the Accelerated Vesting. Except as provided in this Section 6(c), and except for any vested benefits under any tax qualified pension or equity incentive compensation plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(d)               Release

Notwithstanding anything to the contrary in this Agreement, the Severance Benefits shall be paid to the Executive subject to the condition that the Executive has delivered to the Company an executed copy of a waiver and general release of claims (the “Release”) in the form attached hereto as Exhibit A, and that such Release has become effective, enforceable and irrevocable in accordance with its terms, not later than 30 days after the Date of Separation from Service (the “Release Period”). In the event that the thirtieth day after the Date of Separation from Service occurs in the calendar year following the year that includes the Date of Separation from Service, no Severance Benefits that constitute deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the calendar year following the year that includes the Date of Separation from Service, and any Severance Benefits that would otherwise have been paid prior to such date shall be paid as soon as practical after such date.

7.                  No Mitigation

The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

8.                  Restrictive Covenants

(a)                Non-Solicitation. During the Term and for 24 months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or any of its affiliates), or attempt to induce any such employee to leave the employ of the Company or any of its affiliates, or interfere in any manner with any such employee’s relationship with the Company or any of its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or any of its affiliates or anyone who was employed by the Company or any of its affiliates during the six-month period preceding such hiring or engagement. Notwithstanding the foregoing, the provisions of this Section 8 shall not be violated by (i) the Executive’s good faith performance of duties during the Term or (ii) an individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company or any of its affiliates.

(b)               Confidentiality; Non-Competition; Non-Disclosure. The Executive hereby agrees that, during the Term and thereafter, except in the furtherance of the Executive’s good faith performance of duties hereunder, he will hold in strict confidence any proprietary or Confidential Information related to the Company or any of its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure. The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Term and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Term and for a period of the longer of (i) 12 months or (ii) the applicable Severance Period, if any (it being understood that the failure to satisfy the requirements of Section 6(a) such that the Salary Continuation Payments do not actually become due and payable shall have no bearing on the applicable period for purposes of this Section 8) following the Date of Separation from Service, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, any of the International Crude and Product, LNG and FSO businesses of the Company or its affiliates at the time of the termination (the “Business”) for any Person (whether or not for compensation) (“Competing”). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(c)                The covenants in Sections 8(a) and 8(b) shall supersede any restrictive covenants included in any equity grant agreement entered into between the Executive and the Company with respect to the Initial Grant and the Annual Grants such that in the event of any conflict or inconsistency, the covenants in Sections 8(a) and 8(b) shall prevail.

9.                  Injunctive Relief

It is impossible to measure in money the damages that will accrue to the Company or any of its affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its affiliates’ right to require the Executive to account for and pay over to the Company or any of its affiliates, and the Executive hereby agrees that the Company may seek a court order requiring him to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.

10.              Arbitration

(a)                Any dispute, claim or controversy arising under or in connection with this Agreement or the Executive’s employment hereunder or the termination thereof, other than injunctive relief under Section 9 hereof, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the State of New York. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be three arbitrators, one of whom shall be nominated by the Company and one who shall be nominated by the Executive within thirty (30) days of receipt by respondent of the demand for arbitration, and the third arbitrator, who shall chair the arbitral tribunal, shall be nominated by the party nominated arbitrators within thirty (30) days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator shall be appointed by the AAA within fifteen (15) days of receiving such request.

(b)               The arbitration shall commence within forty-five (45) days after the appointment of the third arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrators’ award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c)                The arbitral tribunal may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be in writing and shall state the reasons for the award.

(d)               The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

11.              Section 409A

(a)                The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 as amended (“the Code”) and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid or promised to Executive hereunder. In the event that at the time of a separation from service the Executive is a “specified employee” as defined by Section 409A, no amount payable to the Executive by reason of such separation from service that constitutes deferred compensation subject to Section 409A shall be paid until the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of the Executive’s death, and any amount that would otherwise have been paid prior to such date shall be paid as soon as practical following such date, in a lump sum without interest.

12.              Nondisparagement

Both during the Term and at all times thereafter, regardless of the reason for termination, the Executive shall not disparage the Company or its affiliates, and the Company shall not, and shall use reasonable efforts to procure that the members of the Board and the senior executives of the Company and its affiliates shall not, disparage the Executive, provided that nothing in this Section 12 shall limit the right of any person to respond truthfully to any inquiry arising from any legal proceeding.

13.              Miscellaneous

(a)                Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

International Seaways, Inc.
c/o International Seaways Ship Management LLC
600 Third Avenue, 39th Floor
New York, NY 10016

Attn: Chief Executive Officer

with a copy to:

Arthur Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to the Executive:

At such address on file with the Company

or to such other address as any party hereto may designate by notice to the others.

(b)               This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment, including, but not limited to, any understandings or agreements under the International Seaways, Inc. Severance Plan.

(c)                This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)               The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)                The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f)                This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(g)               The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company and its affiliates would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(h)               Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(i)                 The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j)                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(k)               This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(l)                 The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(m)             Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation (even if the Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Executive is not authorized (and the above should not be read as permitting the Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(n)                 "Change of Control" for the purposes of this Agreement shall mean (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 40% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company; provided, however, that such event shall not be deemed a “Change of Control” unless it is a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(o)                 During the Term, the Executive shall be covered by a Director and Officer Indemnity Agreement on terms no less favorable than those applicable to officers and directors of the Company, and the coverage under such agreement shall survive for a period of six years following termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Jeffrey D. Pribor

/s/ Jeffrey D. Pribor
Name:

International Seaways, Inc.

/s/ Lois Zabrocky
Name: Lois Zabrocky
Title: President and CEO

RELEASE AGREEMENT

This Release Agreement (“Release”) is hereby made between Jeffrey D. Pribor (“Executive”) and International Seaways, Inc.1 (the “Company”),

I.                   RECITALS

WHEREAS, Executive and the Company have entered into an Employment Agreement dated November 8, 2016 (the “Employment Agreement”), pursuant to which Executive may be entitled to receive severance and certain benefits pursuant to Section 6(a) of the Employment Agreement, as applicable (the “Severance Benefits”) in the event of certain specified terminations of employment, subject to and conditioned upon his execution of a general release.

WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Employment Agreement.

II.                TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:

1.                  Separation. Executive’s employment with the Company and all of its subsidiaries and Affiliates ended effective , ____. Executive has the right to receive Severance Benefits subject to his execution of this Release, as provided under the Employment Agreement.

2.                  General Release and Covenant Not to Sue. Executive hereby releases, remises and acquits the Company and/or its direct or indirect parents, subsidiaries, affiliates and related entities, and all of their predecessors, successors, assigns, trustees and current or former officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys and advisers (collectively, the “Releasees”), jointly and severally, from any and all claims, known or unknown, which Executive or Executive’s heirs, successors or assigns have or may have against any of the Releasees arising on or prior to the date of execution of this Agreement and any and all liability which any of the Releasees may have to Executive, heirs, successors and assigns whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, any other federal, state or local law (including any civil or human rights law) and any workers’ compensation or disability claims under any such laws or claims under any contract. This release relates to claims by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution hereof. Executive further agrees that Executive will not file or permit to be filed on Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on Executive’s behalf. In addition, this release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company or Overseas Shipholding Group, Inc. (“OSG”) pursuant to the Employment Agreement and any incentive or equity award to the extent the agreement evidencing such award survives the termination of employment and in any event subject to the terms thereof, any rights in the nature of indemnification and/or insurance which Executive may have with respect to claims against Executive relating to or arising out of his employment with the Company, or any vested benefit to which Executive is entitled under any tax qualified pension plan of the Company, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IS IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

1 To be updated to reflect change to employing entity as of time of termination, if any.

Notwithstanding anything herein or in any other agreement with or policy of the Company to which Executive is or was subject, nothing herein or therein shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i); provided, however, that Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

3.                  Voluntary Agreement. Executive understands and acknowledges the significance and consequences of this Release, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Executive was hereby advised of Executive’s right to seek the advice of an attorney prior to signing this Release. Executive acknowledges and agrees he has signed this Release only after full reflection and analysis, that he understands it and is entering into it voluntarily.

4.                  Period for Consideration of Agreement and Other Matters. Executive acknowledges that, before signing this Release, Executive was given a period of at least twenty-one (21) days to consider this Release. Executive also understands that he has the right to change his mind and cancel this Release by providing written notice to the Company no later than seven (7) days following the date that Executive has signed it. This Release will not be effective until the end of this seven (7) day period. Executive acknowledges that Executive was advised to consult with legal counsel prior to executing a copy of this Release.

5.                  Non-Admission. Executive and the Company agree that this Agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Executive or the Releasees. Executive and the Company further agree that this Release shall not be admissible in any proceeding without Executive’s and the Company’s written consent, except for a proceeding instituted by Executive or the Company challenging the validity of this Release, a proceeding by Executive or the Company alleging a breach of this Release or the Employment Agreement or any other agreement between the Executive and the Company or OSG that survives the termination, any proceeding in which a defense is asserted based on any provisions of this Release, or as otherwise required by law.

6.                  Choice of Law, Interpretation and Severability. Executive and the Company agree that this Agreement shall be governed by New York law and may be modified by the Company, from time to time, to reflect any applicable changes in New York or Marshall Islands law. Executive and the Company agree that this Agreement shall not be construed against any party on account of authorship and, if a court finds any part of this Agreement to be illegal or invalid, the illegal or invalid portion of the Agreement shall be severed and the rest of the Agreement will be enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7.                  Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

8.                  Entire Agreement. Except as otherwise set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

AGREED TO AND ACCEPTED BY:

Executive	International Seaways, Inc.[2]

Date:	Name:
Title:

2 To be updated to reflect change to employing entity as of time of termination, if any.

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